Exhibit 99.1

ARIAD Announces Clinical Data from Phase 1 Study of Its Investigational mTOR Inhibitor, Ridaforolimus, in Combination with Bevacizumab

CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 21, 2009--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced data from a Phase 1 clinical trial evaluating oral ridaforolimus, its investigational mTOR inhibitor, in combination with bevacizumab (Avastin®) in heavily pretreated patients with refractory metastatic solid tumors. The data were presented at the Joint Multidisciplinary Congress of the 15th annual European Cancer Organization (ECCO) and the 34th annual European Society of Medical Oncology (ESMO) taking place in Berlin, Germany.

There is preclinical evidence demonstrating that vascular endothelial growth factor (VEGF), the target of bevacizumab, activates the mTOR pathway through binding to VEGF receptors on endothelial cells. In addition, mTOR signaling has been shown to promote angiogenesis, and preclinical studies have demonstrated that ridaforolimus inhibits angiogenesis in addition to its effects on cancer cell growth, proliferation and metabolism.

The Phase 1 trial was designed to evaluate the safety and tolerability of the combination of the standard dose of oral ridaforolimus and each of the two approved bevacizumab dosing regimens (infusions every two or three weeks) in patients with metastatic solid tumors. A secondary goal of the Phase 1 trial was to determine clinical anti-tumor activity of this combination using RECIST (Response Evaluation Criteria In Solid Tumors) criteria.

Seventeen patients with refractory, metastatic solid tumors (e.g., ovarian, pancreatic, colorectal, head and neck, and uterine cancers) were enrolled in the trial. All patients had previously received multiple regimens of cytotoxic chemotherapies or targeted agents, and nine of the 17 received additional radiotherapy as appropriate for their tumor type. There is a known association between bevacizumab administration and gastrointestinal serious adverse events (SAE’s); abdominal radiotherapy is a suspected additional risk factor. These factors may affect the tolerability and safety of the combination regimen of bevacizumab with ridaforolimus.

Key study results include:

  In six of 17 patients, non-fatal bowel ulcers, perforations and abscesses (SAE’s) were observed and thought to be related to bevacizumab and/or ridaforolimus treatment. These findings were more common in patients with metastatic abdominal tumors who had previously received radiotherapy. No other new safety signals due to the combination were observed in the trial.
  Disease stabilization for at least four cycles of treatment was demonstrated in six of 17 patients, resulting in a clinical benefit response rate of 35 percent in this heavily pre-treated population of refractory or progressive solid tumor patients.
  Tumor stability for greater than eight months was observed in four patients, and of these, two currently remain on study with stable disease.

“These data suggest that there is a risk of gastrointestinal serious adverse events in some patients with metastatic disease receiving the combination of full doses of bevacizumab and ridaforolimus,” stated Pierre F. Dodion, M.D., senior vice president and chief medical officer of ARIAD. “Further clinical evaluation of the bevacizumab/ridaforolimus combination appears warranted in selected patients with difficult-to-treat, resistant and refractory cancers, particularly those who have not received abdominal or pelvic radiotherapy.”

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

Avastin® is a registered trademark of Genentech, Inc., a member of the Roche Group.

This press release contains “forward-looking statements” including, but not limited to, statements relating to further investigation of the combination of ridaforolimus and bevacizumab. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208